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                                                                     EXHIBIT 4.1



            SECOND AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT


         THIS SECOND AMENDMENT, dated as of March 23, 2001, to the Amended and Restated Rights Agreement, dated as of April 1, 1998, and as amended by that certain First Amendment to Amended and Restated Rights Agreement dated February 28, 1999 (as so amended the "Rights Agreement"), by and between Norstan, Inc., a Minnesota corporation (the "Company"), and Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions set forth therein;

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend Section 11(a)(ii) of the Rights Agreement to express the adjustment mechanism contained therein in terms of the number of shares purchasable pursuant to the exercise of a Right, rather than in terms of the Purchase Price per share upon exercise of a Right.

         NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

         1. AMENDMENT TO THE RIGHTS AGREEMENT. The language contained in Section 11(a)(ii) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

         In the event any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall become an Acquiring Person, then, except as provided below and in Section 7(e) hereof,


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         the holder of any Right which has not theretofore been exercised shall thereafter be entitled to receive, upon exercise of such Right at the then current Purchase Price in accordance with the terms of this Agreement, such number of shares of Common Stock of the Company equal to the result obtained by (1) multiplying the then current Purchase Price by the then number of shares of Common Stock for which a Right is then exercisable and (2) dividing that product by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock as of the Stock Acquisition Date in question; PROVIDED, HOWEVER, that if the transaction that would otherwise give rise to the foregoing adjustment also constitutes an event described in Section 13(a), then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii).

         2. MISCELLANEOUS.

                  (a) CAPITALIZED TERMS. Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings ascribed to them in the Rights Agreement.

                  (b) COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same document.

                  (c) REMAINDER OF RIGHTS AGREEMENT IN FULL FORCE AND EFFECT. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.



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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be duly executed as of the day and year above first written.

NORSTAN, INC.




By:   /s/ Scott G. Christian
      -----------------------
     Scott G. Christian
Its: Chief Financial Officer

                                              WELLS FARGO BANK MINNESOTA.
                                              NATIONAL ASSOCIATION




                                              By:   /s/ John Baker
                                                    ---------------------------
                                                   John Baker
                                              Its: Vice President